Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Ian Clements
Executive Vice President & CFO	The Trout Group
650-244-4990	415-392-3385

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS TO RAISE $21.3 MILLION IN

PRIVATE PLACEMENT

South San Francisco, CA – December 18, 2007 – Titan Pharmaceuticals, Inc. (AMEX: TTP) today announced that it has obtained commitments to purchase shares of its common stock for gross proceeds of approximately $21.3 million. Under the terms of the transaction, Titan will sell 13.3 million shares of its common stock at $1.60 per share to select institutional investors. The investors will also receive warrants to purchase 6.65 million additional shares of its common stock at an exercise price of $2.00 per share. The closing will occur upon the receipt of approval of listing of the new shares, and satisfaction of other customary closing conditions.

Canaccord Adams Inc. and Rodman & Renshaw, LLC acted as placement agents for the transaction.

The shares of common stock and warrants to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Titan has agreed to file a registration statement with the SEC covering the resale of the shares of common stock, and shares of common stock underlying the warrants, issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.